Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 18, 2007 (except for Note 13 as to which the date is November 21, 2007), in Post Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333 - 144520) and related Prospectus of Intellon Corporation for the registration of its common stock.

/s/ ERNST & YOUNG LLP

Jacksonville, Florida

December 10, 2007